Exhibit 99.2

Sovran Acquisition Limited Partnership

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included in Exhibit 99.1 of this Form 8-K.

Disclosure Regarding Forward-Looking Statements

When used in this discussion and elsewhere in this document, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; the Operating Partnership’s ability to evaluate, finance and integrate acquired businesses into the Operating Partnership’s existing business and operations; the Operating Partnership’s ability to effectively compete in the industry in which it does business; the Operating Partnership’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Operating Partnership’s outstanding floating rate debt; the Operating Partnership’s ability to comply with debt covenants; any future ratings on the Operating Partnership’s debt instruments; the regional concentration of the Operating Partnership’s business may subject it to economic downturns in the states of Florida and Texas; the Operating Partnership’s reliance on its call center; the Operating Partnership’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and distributions; and tax law changes that may change the taxability of future income.

Business and Overview

We believe we are the fifth largest operator of self-storage properties in the United States based on square feet owned and managed. All of our stores are operated under the user-friendly name “Uncle Bob’s Self Storage”®.

Operating Strategy

Our operating strategy is designed to generate growth and enhance value by:

A.	Increasing operating performance and cash flow through aggressive management of our stores:

•	We seek to differentiate our self-storage facilities from our competition through innovative marketing and value-added product offerings including:

•	Our Customer Care Center, established in 2000, answers sales inquires and makes reservations for all of our Properties on a centralized basis. Further, our call center and customer contact software was developed in-house and is 100% supported by our in-house experts;

•	The Uncle Bob’s truck move-in program, under which, at present, 362 of our stores offer a free Uncle Bob’s truck to assist our customers moving into their spaces, and also serve as a moving billboard further supporting our branding efforts;

•	Our dehumidification system, known as Dri-guard, which provides our customers with a better environment to store their goods and improves yields on our Properties;

•	Strategic and efficient Web and Mobile marketing that places Uncle Bob’s in front of customers in search engines at the right time for conversion;

•	Regional marketing which creates effective brand awareness in the cities where we do business.

•	Our customized computer applications link each of our primary sales channels (customer care center, web, and store) allowing for real time access to space type and inventory, pricing, promotions, and other pertinent store information. This also provides us with raw data on historical and current pricing, move-in and move-out activity, specials and occupancies, etc. This data is then used within the advanced pricing analytics programs employed by our revenue management team.

•	All of our store employees receive a high level of training. New store associates are assigned a Certified Training Manager as a mentor during their initial training period. In addition, all employees have access to our online training and development portal for initial training as well as continuing education. Finally, we have a company intranet that acts as a communications portal for company policy and procedures, online ordering, incentive rankings, etc.

B.	Acquiring additional stores:

•	Our objective is to acquire new stores in markets in which we currently operate. This is a proven strategy we have employed over the years as it facilitates our branding efforts, grows market share, and allows us to achieve improved economies of scale through shared advertising, payroll, and other services.

•	We also look to enter new markets that are in the top 50 MSA by acquiring established multi-property portfolios. With this strategy we are then able to seek out additional acquisition or third party management opportunities to continue to grow market share, branding and enhance economies of scale.

C.	Expanding our management business:

•	We see our management business as a source of future acquisitions. We hold a minority interest in two joint ventures which hold a total of 69 properties that we manage. In addition, we manage 21 self-storage facilities for which we have no ownership. We may enter into additional management agreements and develop additional joint ventures in the future.

D.	Expanding and enhancing our existing stores:

•	Over the past 5 years we have undertaken a program of expanding and enhancing our Properties. In 2011, we added 118,000 square feet to existing Properties and converted 2,000 square feet to premium storage for a total cost of approximately $7.2 million; in 2012, we added 372,000 square feet to existing Properties and converted 35,000 square feet to premium storage for a total cost of approximately $22.5 million; in 2013, we added 295,000 square feet to existing Properties and converted 9,000 square feet to premium storage for a total cost of approximately $17.9 million; in 2014, we added 272,000 square feet to existing Properties and converted 9,000 square feet to premium storage for a total cost of approximately $18.3 million, and in 2015, we added 256,000 square feet to existing Properties and converted 5,000 square feet to premium storage for a total cost of approximately $14.1 million. From 2011 through 2015 we also installed solar panels on 23 buildings for a total cost of approximately $6.8 million. Our solar panel initiative has reduced energy consumption and operating cost at those installed locations.

Supply and Demand / Operating Trends

We believe the supply and demand model in the self-storage industry is micro market specific in that a majority of our business comes from within a five mile radius of our stores. The recent economic conditions and the credit market environment have resulted in a decrease in new supply on a national basis in the last five years. With the recent loosening of the debt and equity markets, we have seen capitalization rates on quality acquisitions (expected annual return on investment) decrease from approximately 5.75% to 5.00%.

Although our industry experienced softness in 2008 through 2011, our same store sales showed positive increases save for 2009, when we showed a 3.1% decrease in same store revenue. That was the first time in recent history that we recorded negative same store sales. We feel our recent performance further supports the notion that the self-storage industry holds up well through recessions.

We believe our same-store move-ins in 2015 were lower than 2014 due to the fact that our stores were higher occupied in 2015, resulting in less space to rent. We believe the reduction in same store move outs is a result of longer staying customers.

	2015	2014	Change
Same store move ins	160,553	165,430	(4,877)
Same store move outs	156,900	161,965	(5,065)

Difference	3,653	3,465	188

We were able to maintain relatively flat expenses at the store operating level from 2009 through 2012, but did see above average increases in property taxes and insurance in 2013, and above average increases in property taxes in 2014 and 2015. We do expect same store expense growth to see pressure from wages, health costs and property tax increases in 2016. We believe the same store expense increases will be at manageable levels.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in our financial statements and the accompanying notes. On an on-going basis, we evaluate our estimates and judgments, including those related to carrying values of storage facilities, bad debts, and contingencies and litigation. We base these estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Assigning purchase price to assets acquired: The purchase price of acquired storage facilities is assigned primarily to land, land improvements, building, equipment, and in-place customer leases based on the fair values of these assets as of the date of acquisition. We use significant unobservable inputs in our determination of the fair values of these assets. The determination of these inputs involves judgments and estimates that can vary for each individual property based on a number of factors specific to the properties and the functional, economic and other factors affecting each property. To determine the fair value of land, we use prices per acre derived from observed transactions involving comparable land in similar locations. To determine the fair value of buildings, equipment and improvements, we use current replacement cost based on information derived from construction industry data by geographic region as adjusted for the age, condition, and economic obsolescence associated with these assets. The fair values of in-place customer leases is based on the rent lost due to the amount of time required to replace existing customers which is based on our historical experience with turnover in our facilities.

Carrying value of storage facilities: We believe our judgment regarding the impairment of the carrying value of our storage facilities is a critical accounting policy. Our policy is to assess the carrying value of our storage facilities for impairment whenever events or circumstances indicate that the carrying value of a storage facility may not be recoverable. Such events or circumstances would include negative operating cash flow, significant declining revenue per storage facility, significant damage sustained from accidents or natural disasters, or an expectation that, more likely than not, a property will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Impairment is evaluated based upon comparing the sum of the expected undiscounted future cash flows to the carrying value of the storage facility, on a property by property basis. If the sum of the undiscounted cash flow is less than the carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the asset group. If cash flow projections are inaccurate and in the future it is determined that storage facility carrying values are not recoverable, impairment charges may be required at that time and could materially affect our operating results and financial position. Estimates of undiscounted cash flows could change based upon changes in market conditions, expected occupancy rates, etc. No assets had been determined to be impaired under this policy in 2015.

Estimated useful lives of long-lived assets: We believe that the estimated lives used for our depreciable, long-lived assets is a critical accounting policy. We periodically evaluate the estimated useful lives of our long-lived assets to determine if any changes are warranted based upon various factors, including changes in the planned usage of the assets, customer demand, etc. Changes in estimated useful lives of these assets could have a material adverse impact on our financial condition or results of operations. We have not made significant changes to the estimated useful lives of our long-lived assets in the past and we do not have any current expectation of making significant changes in 2016.

Consolidation and investment in joint ventures: We consolidate all wholly owned subsidiaries. Partially owned subsidiaries and joint ventures are consolidated when we control the entity or have the power to direct the activities most significant to the economic performance of the entity. Investments in joint ventures that we do not control but over which we have significant influence are reported using the equity method. Under the equity method, our investment in joint ventures are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings of real estate ventures is generally recognized based on our ownership interest in the earnings of each of the unconsolidated real estate ventures.

Revenue and Expense Recognition: Rental income is recognized when earned pursuant to month-to-month leases for storage space. Promotional discounts are recognized as a reduction to rental income over the promotional period, which is generally during the first month of occupancy. Rental income received prior to the start of the rental period is included in deferred revenue.

Qualification as a REIT: We operate, and intend to continue to operate, as a REIT under the Code, but no assurance can be given that we will at all times so qualify. To the extent that we continue to qualify as a REIT, we will not be taxed, with certain limited exceptions, on the taxable income that is distributed to our unitholders. If we fail to qualify as a REIT, any requirement to pay federal income taxes could have a material adverse impact on our financial condition and results of operations.

Recent Accounting Pronouncements

See Note 2 to the financial statements.

YEAR ENDED DECEMBER 31, 2015 COMPARED TO YEAR ENDED DECEMBER 31, 2014

We recorded rental revenues of $338.4 million for the year ended December 31, 2015, an increase of $36.4 million or 12.0% when compared to 2014 rental revenues of $302.0 million. Of the increase in rental revenue, $16.9 million resulted from a 5.9% increase in rental revenues at the 399 core properties considered in same store sales (those properties included in the consolidated results of operations since January 1, 2014, excluding the properties we sold in 2015 and 2014). The increase in same store rental revenues was a result of a 110 basis point increase in average occupancy and a 4.3% increase in rental income per square foot. The remaining increase in rental revenue of $19.5 million resulted from the revenues from the acquisition of 56 properties completed since January 1, 2014 (excluding the four properties purchased in 2015 that had been leased since November 2013 and are included in the same store pool), slightly offset with the revenue decrease as a result of three self storage properties sold in 2015. Other operating income, which includes merchandise sales, insurance administrative fees, truck rentals, management fees and acquisition fees, increased by $4.1 million for the year ended December 31, 2015 compared to 2014 primarily as a result of increased administrative fees earned on customer insurance and an increase in management fees.

Property operations and maintenance expenses increased $6.6 million or 8.7% in 2015 compared to 2014. The 399 core properties considered in the same store pool experienced a $1.3 million or 1.9% increase in operating expenses as a result of increases in payroll and maintenance costs. The same store pool benefited from reduced utilities, insurance and yellow page advertising expense. In addition to the same store operating expense increase, operating expenses increased $5.3 million from the acquisition of 56 properties completed since January 1, 2014 (excluding the four properties purchased in 2015 that had been leased since November 2013 and are included in the same store pool). Real estate tax expense increased $4.5 million as a result of a 5.2% increase in property taxes on the 399 same store pool and the inclusion of taxes on the properties acquired or leased in 2015 and 2014.

Our 2015 same store results consist of only those properties that were included in our consolidated results since January 1, 2014, excluding the properties we sold in 2015 and 2014. The following table sets forth operating data for our 399 same store properties. These results provide information relating to property operating changes without the effects of acquisition.

Same Store Summary

	Year ended December 31,		Percentage Change
(dollars in thousands)	2015	2014
Same store rental income	$301,525	$284,613	5.9%
Same store other operating income	16,406	14,791	10.9%

Total same store operating income	317,931	299,404	6.2%

Payroll and benefits	27,469	26,518	3.6%
Real estate taxes	31,593	30,041	5.2%
Utilities	10,925	11,389	-4.1%
Repairs and maintenance	12,400	11,256	10.2%
Office and other operating expenses	10,294	10,390	-0.9%
Insurance	4,059	4,152	-2.2%
Advertising and yellow pages	1,297	1,441	-10.0%
Internet marketing	5,319	5,307	0.2%

Total same store operating expenses	103,356	100,494	2.8%

Same store net operating income	$214,575	$198,910	7.9%

Net operating income increased $29.5 million or 13.5% as a result of a 7.9% increase in our same store net operating income and the acquisitions completed since January 1, 2014.

Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expense, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income. There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income.

Reclassification

Internet advertising expense, which had been included in the general and administrative expense line in prior year financial statements, has been reclassified to property operations and maintenance expense to conform with the current year presentation. The Operating Partnership believes the classification of internet advertising expenses as property operations and maintenance expense is more consistent with industry trends. As a result of this reclass, for the year ended December 31, 2014, the Operating Partnership’s financial statements show an increase in property operations and maintenance expense and a reduction of general and administrative expenses of $5,570 (dollars in thousands) as compared to the amounts previously reported for that period.

The following table reconciles NOI generated by our self-storage facilities to our net income presented in the 2015 and 2014 consolidated financial statements.

	Year ended December 31,
(dollars in thousands)	2015	2014
Net operating income
Same store	$214,575	$198,910
Other stores and management fee income	33,549	19,740

Total net operating income	248,124	218,650

General and administrative	(38,659)	(35,222)
Acquisition related costs	(2,991)	(7,359)
Operating leases of storage facilities	(683)	(7,987)
Depreciation and amortization	(58,506)	(51,749)
Interest expense	(37,124)	(34,578)
Interest income	5	40
(Loss) gain on sale of real estate	(494)	5,176
Equity in income of joint ventures	3,405	2,086

Net income	$113,077	$89,057

General and administrative expenses increased $3.4 million or 9.8% from 2014 to 2015. The key drivers of the increase were a $1.6 million increase in salaries and performance incentives, and a $1.0 million increase in professional fees mainly stemming from an increase in legal fees related to the lawsuit in New Jersey. The remaining $0.8 million increase is the result of various other administrative costs related to managing the increased number of stores in our portfolio as compared to 2014.

Acquisition related costs were $3.0 million in 2015 as a result of the acquisition of 27 stores. Acquisition related costs for 2014 were $7.4 million as a result of the acquisition of 33 stores in 2014, and included a $1.3 million loan defeasance cost paid by the Operating Partnership.

The operating lease expense for storage facilities in the 2015 and 2014 periods relates to leases which commenced in November 2013 with respect to four self storage facilities in New York (2) and Connecticut (2). Such leases had annual lease payments of $6 million with a provision for 4% annual increases, and an exclusive option to purchase the facilities for $120 million. We completed the purchase of these four facilities on February 2, 2015, which eliminated the lease payment at that time.

Depreciation and amortization expense increased to $58.5 million in 2015 from $51.8 million in 2014, primarily as a result of depreciation on the properties acquired in 2014 and 2015.

Interest expense increased from $34.6 million in 2014 to $37.1 million in 2015. The increase was due to the additional $175 million term note borrowings in April 2014 and additional line of credit borrowings in 2015 which were used to fund a portion of our acquisitions.

During 2015, we sold three non-strategic storage facilities purchased during 2014 and 2015 in Missouri and South Carolina for net proceeds of approximately $4.6 million, resulting in a loss of approximately $0.5 million. During 2014, we sold two non-strategic facilities in Texas for net proceeds of approximately $11.0 million resulting in a gain on the sale of real estate of $5.2 million. Since the 2014 and 2015 sales occurred subsequent to the Operating Partnership’s adoption of ASU 2014-08, these sales were not classified as discontinued operations since they did not meet the criteria for such classification under ASU 2014-08 guidance.

YEAR ENDED DECEMBER 31, 2014 COMPARED TO YEAR ENDED DECEMBER 31, 2013

We recorded rental revenues of $302.0 million for the year ended December 31, 2014, an increase of $48.7 million or 19.2% when compared to 2013 rental revenues of $253.4 million. Of the increase in rental revenue, $18.1 million resulted from a 7.3% increase in rental revenues at the 384 core properties considered in same store sales (those properties included in the consolidated results of operations since January 1, 2013, excluding the properties we sold in 2013 and 2014). The increase in same store rental revenues was a result of a 195 basis point increase in average occupancy and a 4.4% increase in rental income per square foot.

The remaining increase in rental revenue of $30.6 million resulted from the revenues from the acquisition of 44 properties and the lease of four properties completed in 2013 and 2014, slightly offset with the revenue decrease as a result of two self storage properties sold in 2014. Other operating income, which includes merchandise sales, insurance administrative fees, truck rentals, management fees and acquisition fees, increased by $3.9 million for the year ended December 31, 2014 compared to 2013 primarily as a result of increased administrative fees earned on customer insurance and an increase in management and acquisition fees.

Property operations and maintenance expenses, including the reclassification of internet advertising from general and administrative expenses to property operations and maintenance expense, increased $9.2 million or 13.9% in 2014 compared to 2013. The 384 core properties considered in the same store pool experienced a $2.4 million or 3.8% increase in operating expenses as a result of increases in payroll, utilities, credit card fees and maintenance costs. The same store pool benefited from reduced insurance and yellow page advertising expense. In addition to the same store operating expense increase, operating expenses increased $6.8 million from the acquisition of 44 properties and the lease of four properties completed in 2013 and 2014. Real estate tax expense increased $5.6 million as a result of a 6.3% increase in property taxes on the 384 same store pool and the inclusion of taxes on the properties acquired or leased in 2014 and 2013.

Our 2014 same store results consist of only those properties that were included in our consolidated results since January 1, 2013, excluding the properties we sold in 2014 and 2013. The following table sets forth operating data for our 384 same store properties. These results provide information relating to property operating changes without the effects of acquisition.

2014 Same Store Summary

	Year ended December 31,		Percentage
(dollars in thousands)	2014	2013	Change
Same store rental income	$265,788	$247,678	7.3%
Same store other operating income	14,426	12,923	11.6%

Total same store operating income	280,214	260,601	7.5%

Payroll and benefits	25,178	24,505	2.7%
Real estate taxes	27,289	25,671	6.3%
Utilities	10,608	10,155	4.5%
Repairs and maintenance	10,540	9,448	11.6%
Office and other operating expenses	9,783	9,555	2.4%
Insurance	3,987	4,303	-7.3%
Advertising and yellow pages	1,391	1,528	-9.0%
Internet marketing	5,107	4,673	9.3%

Total same store operating expenses	93,883	89,838	4.5%

Same store net operating income	$186,331	$170,763	9.1%

Reclassification

Internet advertising expense, which had been included in the general and administrative expense line in prior year financial statements, has been reclassified to property operations and maintenance expense to conform with the current year presentation. The Operating Partnership believes the classification of internet advertising expenses as property operations and maintenance expense is more consistent with industry trends. As a result of this reclass, for the years ended December 31, 2014 and 2013, the Operating Partnership’s financial statements show an increase in property operations and maintenance expense and a reduction of general and administrative expenses of $5,570 for 2014 and $4,803 for 2013 (dollars in thousands) as compared to the amounts previously reported for that period.

The following table reconciles NOI generated by our self-storage facilities to our net income presented in the 2014 and 2013 consolidated financial statements after the reclassification of the internet advertising expense.

	Year ended December 31,
(dollars in thousands)	2014	2013
Net operating income
Same store	$186,331	$170,763
Other stores and management fee income	32,319	10,129

Total net operating income	218,650	180,892

General and administrative	(35,222)	(30,136)
Acquisition related costs	(7,359)	(3,129)
Operating leases of storage facilities	(7,987)	(1,331)
Depreciation and amortization	(51,749)	(45,233)
Interest expense	(34,578)	(32,000)
Interest income	40	40
Gain on sale of real estate	5,176	421
Equity in income of joint ventures	2,086	1,948
Income from discontinued operations	—	3,123

Net income	$89,057	$74,595

Net operating income increased $37.8 million or 20.9% as a result of a 9.1% increase in our same store net operating income and the acquisitions and property leases completed in 2013 and 2014.

General and administrative expenses increased $5.1 million or 16.9% from 2013 to 2014. The key driver of the increase was a $3.6 million increase in salaries and performance incentives. The remaining $1.5 million increase is the result of various other administrative costs related to managing the increased number of stores in 2014 as compared to 2013.

Acquisition related costs were $7.4 million in 2014 as a result of the acquisition of 33 stores. Acquisition related costs for 2013 were $3.1 million as a result of the acquisition of 11 stores in 2013.

The Operating leases of storage facilities in 2013 and 2014 relate to lease agreements entered in November 2013 with respect to four self storage facilities in New York (2) and Connecticut (2). Such leases had annual lease payments of $6 million with a provision for 4% annual increases, and an exclusive option to purchase the facilities for $120 million. We exercised the purchase option and acquired these four stores in February 2015.

Depreciation and amortization expense increased to $51.7 million in 2014 from $45.2 million in 2013, primarily as a result of depreciation on the properties acquired in 2013 and 2014.

Interest expense increased from $32.0 million in 2013 to $34.6 million in 2014. The increase was mainly due to the new $175 million 10 year term unsecured note entered in April 2014, offset by reduced rates on our bank revolving credit facility and term notes. In addition, in September 2013 we replaced a maturing fixed rate term note with a bank term loan with a lower interest rate.

During 2014 we sold two non-strategic facilities in Texas for net proceeds of approximately $11.0 million resulting in a gain on the sale of real estate of $5.2 million. Since the two sales occurred subsequent to the Operating Partnership’s adoption of ASU 2014-08, these sales were not classified as discontinued operations since they did not meet the criteria for such classification under ASU 2014-08 guidance.

In the 4th quarter of 2013, we sold four non-strategic facilities in Ohio, Florida (2), and Virginia for net proceeds of approximately $11.7 million resulting in a gain of approximately $2.4 million. The 2013 operations of these facilities are reported in income from discontinued operations for all periods presented since the sales occurred prior to ASU 2014-08.

During 2013, we sold our equity interest and mortgage note in a formerly consolidated joint venture for $4.4 million resulting in a gain on the sale of $0.4 million.

FUNDS FROM OPERATIONS

We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common unitholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

In October and November of 2011, NAREIT issued guidance for reporting FFO that reaffirmed NAREIT’s view that impairment write-downs of depreciable real estate should be excluded from the computation of FFO. This view is based on the fact that impairment write-downs are akin to and effectively reflect the early recognition of losses on prospective sales of depreciable property or represent adjustments of previously charged depreciation. Since depreciation of real estate and gains/losses from sales are excluded from FFO, it is NAREIT’s view that it is consistent and appropriate for write-downs of depreciable real estate to also be excluded. Our calculation of FFO excludes impairment write-downs of investments in storage facilities.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

Reconciliation of Net Income to Funds From Operations

	For Year Ended December 31,
(dollars in thousands)	2015	2014	2013	2012	2011
Net income attributable to common unitholders	$112,524	$88,531	$74,126	$55,128	$30,592
Net income attributable to noncontrolling interests	553	526	469	513	937
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	57,429	50,827	44,369	40,153	34,835
Depreciation of real estate included in discontinued operations	—	—	313	1,137	1,742
Depreciation and amortization from unconsolidated joint ventures	2,435	1,666	1,496	1,595	1,018
Casualty and impairment loss	—	—	—	—	1,173
Loss (gain) on sale of real estate	494	(5,176)	(2,852)	(5,185)	(1,511)
Funds from operations allocable to noncontrolling interest in Operating Partnership	(848)	(806)	(742)	(881)	(812)
Funds from operations allocable to noncontrolling interest in consolidated joint ventures	—	—	—	—	(567)

Funds from operations available to common unitholders	$172,587	$135,568	$117,179	$92,460	$67,407

LIQUIDITY AND CAPITAL RESOURCES

Our line of credit and term notes require us to meet certain financial covenants measured on a quarterly basis, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness, and limitations on distribution payouts. At December 31, 2015, the Operating Partnership was in compliance with all debt covenants. The most sensitive covenant is the leverage ratio covenant contained in certain of our term note agreements. This covenant limits our total consolidated liabilities to 55% of our gross asset value. At December 31, 2015, our leverage ratio as defined in the agreements was approximately 34.4%. The agreements define total consolidated liabilities to include the liabilities of the Operating Partnership plus our share of liabilities of unconsolidated joint ventures. The agreements also define a prescribed formula for determining gross asset value which incorporates the use of a 9.25% capitalization rate applied to annualized earnings before interest, taxes, depreciation and amortization and other items (“Adjusted EBITDA”) as defined in the agreements. In the event that the Operating Partnership violates its debt covenants in the future, the amounts due under the agreements could be callable by the lenders and could adversely affect our credit rating requiring us to pay higher interest and other debt-related costs. We believe that if operating results remain consistent with historical levels and levels of other debt and liabilities remain consistent with amounts outstanding at December 31, 2015, the entire availability under our line of credit could be drawn without violating our debt covenants.

Our ability to retain cash flow is limited because the Company operates as a REIT. In order to maintain its REIT status, a substantial portion of our operating cash flow must be used to pay distributions to the Company’s shareholders. We believe that our internally generated net cash provided by operating activities and the availability on our line of credit will be sufficient to fund ongoing operations, capital improvements, distributions and debt service requirements.

Cash flows from operating activities were $186.2 million, $146.1 million and $120.6 million for the years ended December 31, 2015, 2014, and 2013, respectively. The increase in operating cash flows from 2014 to 2015 and from 2013 to 2014 was primarily due to an increase in net income.

Cash used in investing activities was $328.7 million, $335.0 million, and $114.3 million for the years ended December 31, 2015, 2014, and 2013 respectively. The decrease in cash used from 2014 to 2015 was a result of lower investments in unconsolidated joint ventures in 2015 as compared to 2014. The increase in cash used from 2013 to 2014 was primarily due to $281.7 million spent in 2014 to purchase 33 storage facilities compared to the $94.8 million spent in 2013 on the acquisition of 11 storage facilities. In addition, in 2014 we invested $28.6 million in an unconsolidated joint venture to fund our share of the acquisition of 14 stores.

Cash provided by financing activities was $141.0 million in 2015 compared to $187.9 million in 2014. The decrease from 2014 to 2015 was a result of a $23.0 million increase in distributions paid and a reduction in debt from 2014 to 2015. Cash provided by financing activities was $187.9 million in 2014 compared to cash used in financing activities of $4.0 million in 2013. In 2015 we used the $225.7 million net proceeds from the sale of the Company’s common stock and $30.0 million in net proceeds from draws on our line of credit to fund property acquisitions. In 2014 we used the $112.7 million net proceeds from the sale of the Company’s common stock and $175.0 million in term note proceeds to fund property acquisitions. In 2013, we used the $119.5 million net proceeds from the sale of the Company’s common stock to paydown our line of credit and to fund a portion of the property acquisitions.

On December 10, 2014, the Operating Partnership amended its existing unsecured credit agreement. As part of the amended agreement, the Operating Partnership increased its revolving credit limit from $175 million to $300 million. The interest rate on the revolving credit facility bears interest at a variable rate equal to LIBOR plus a margin based on the Operating Partnership’s credit rating (at December 31, 2015 the margin is 1.30%), and requires a 0.20% facility fee. The amended agreement also reduced the interest rate on the $325 million unsecured term note maturing June 4, 2020, with the term note bearing interest at LIBOR plus a margin based on the Operating Partnership’s credit rating (at December 31, 2015 the margin is 1.40%). The interest rate at December 31, 2015 on the Operating Partnership’s line of credit was approximately 1.72% (1.46% at December 31, 2014). At December 31, 2015, there was $221 million available on the unsecured line of credit. The revolving line of credit has a maturity date of December 10, 2019. The amended agreement also provides for an increase in the revolving credit facility and the bank term notes at the Operating Partnership’s request to an aggregate amount up to $850 million. In January 2016, the Operating Partnership exercised the expansion feature and increased the revolving credit limit from $300 million to $500 million.

In connection with the execution of the 2014 amendment to our unsecured credit agreement, it was determined that the borrowing capacity of nine of the lenders participating in the revolving line of credit exceeded their borrowing capacities prior to the amendment. As a result, for these nine lenders the unamortized deferred financing costs associated with the agreement prior to its amendment remain deferred and are being amortized to interest expense over the term of the newly amended agreement. Fees and other costs paid to execute the amendment relating to the revolving line of credit totaling $1.3 million were recorded as additional deferred financing costs and are being amortized to interest expense over the term of the newly amended agreement.

In 2014 the Operating Partnership paid $1.0 million in fees to lenders for their commitments under the unsecured term note portion of the newly amended agreement. These lenders’ commitments were determined to be a modification of their unsecured term note commitments prior to the amendment. Such costs were recorded as additional deferred financing costs and are being amortized to interest expense over the term of the newly amended agreement. In addition, for the nine continuing lenders’ the previously unamortized deferred financing costs associated with the unsecured term note commitments prior to the amendment remain deferred and are being amortized to interest expense over the term of the newly amended agreement.

On April 8, 2014, the Operating Partnership entered into a $175 million term note maturing April 2024 bearing interest at a fixed rate of 4.533%. The interest rate on the term note increases to 6.283% if the Operating Partnership is not rated by at least one rating agency or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to repay the $115 million outstanding on the Operating Partnership’s line of credit at April 8, 2014, with the excess proceeds used for acquisitions.

In 2011, the Operating Partnership entered into a $100 million term note maturing August 5, 2021 bearing interest at a fixed rate of 5.54%. The interest rate on the term note increases to 7.29% if the notes are not rated by at least one rating agency, the credit rating on the notes is downgraded or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to fund acquisitions and investments in unconsolidated joint ventures.

The Operating Partnership has maintained a $150 million unsecured term note maturing April 26, 2016 bearing interest at 6.38%. The Operating Partnership used a draw on the line of credit to pay off the balance of this note on April 26, 2016.

The line of credit and term notes require the Operating Partnership to meet certain financial covenants, measured on a quarterly basis, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on distribution payouts. At December 31, 2015, the Operating Partnership was in compliance with its debt covenants.

We believe that if operating results remain consistent with historical levels and levels of other debt and liabilities remain consistent with amounts outstanding at December 31, 2015 the entire availability on the line of credit could be drawn without violating our debt covenants.

The Operating Partnership’s fixed rate term notes contain a provision that allows for the noteholders to call the debt upon a change of control of the Operating Partnership at an amount that includes a make whole premium based on rates in effect on the date of the change of control.

Our line of credit facility and term notes have an investment grade rating from Standard and Poor’s and Fitch Ratings (BBB), as well as Moody’s (Baa2).

In addition to the unsecured financing mentioned above, our consolidated financial statements also include $2.0 million of mortgages payable at December 31, 2015, that are secured by a storage facility.

On May 12, 2014, the Company entered into a continuous equity offering program (“Equity Program”) with Wells Fargo Securities, LLC (“Wells Fargo”), Jefferies LLC (“Jefferies”), SunTrust Robinson Humphrey, Inc. (“SunTrust”), Piper Jaffray & Co. (“Piper”), HSBC Securities (USA) Inc. (“HSBC”), and BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), pursuant to which the Company may sell from time to time up to $225 million in aggregate offering price of shares of the Company’s common stock. Actual sales under the Equity Program will depend on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Company’s common stock, and determinations of the appropriate sources of funding for the Company. The Company expects to continue to offer, sell, and issue shares of common stock under the Equity Program from time to time based on various factors and conditions, although the Company is under no obligation to sell any shares under the Equity Program.

During 2015, the Company issued 949,911 shares of common stock under the Equity Program at a weighted average issue price of $96.80 per share, generating net proceeds of $90.6 million. During 2014, the Company issued 924,403 shares under the Equity Program and 359,102 shares under the Company’s previous Equity Program for net proceeds of approximately $99.2 million. During 2013, the Company issued 1,667,819 shares under the Company’s previous Equity Program for net proceeds of approximately $107.8 million. As of December 31, 2015, the Company has $59.3 million availability for issuance of shares under the current Equity Program.

On March 3, 2015, the Company completed the public offering of 1,380,000 shares of its common stock at $90.40 per share. Net proceeds to the Operating Partnership after deducting underwriting discounts and commissions and offering expenses were approximately $119.5 million. The Operating Partnership used the net proceeds from the offering to repay a portion of the indebtedness outstanding on the Operating Partnership’s unsecured line of credit.

On January 20, 2016, the Company agreed to issue and sell 2,300,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 345,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $105.75 per share. The underwriters’ exercised their option in full. The offering of 2,645,000 shares of the Company’s common stock closed on January 25, 2016, resulting in net proceeds to the Operating Partnership of approximately $269.7 million.

On May 18, 2016, the Company and the Operating Partnership obtained a bridge loan commitment from Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Bank with Wells Fargo Bank, National Association, acting as administrative agent. Pursuant to the bridge loan commitment the lenders have agreed to loan the Company and the Operating Partnership up to $1.35 billion if needed to finance the LifeStorage Acquisition (and related expenses). Any loan will be advanced in a single draw. The maturity date of any loan will be the date that is 364 days after the closing date of the merger. The commitment provides for mandatory prepayment of any loan on the occurrence of certain events (asset sales, equity offerings or additional loans) and voluntary prepayment is permitted. Interest is payable at LIBOR plus 1.15% or the administrative agent’s base rate plus 0.15%; provided that the applicable margins are subject to increase upon certain events. Any loans made pursuant to the bridge loan commitment are subject to a customary duration fee.

Also, on May 18, 2016, the Company and the Operating Partnership obtained a backstop loan commitment from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC whereby such lenders have agreed to loan the Company and the Operating Partnership up to $325 million if needed to refinance the Company’s and the Operating Partnership’s currently outstanding private placement notes prior to maturity. The terms of any loans pursuant to this commitment are the same as loans under the bridge loan commitment.

On May 20, 2016, the Company agreed to issue and sell 6,000,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 900,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $100.00 per share. The underwriters’ exercised their option in full. The offering of 6,900,000 shares of the Company’s common stock closed on May 25, 2016, resulting in net proceeds to the Operating Partnership of approximately $665.3 million. The proceeds were initially used to repay the Operating Partnership’s outstanding line of credit balance of $396.0 million on May 25, 2016. The remaining cash proceeds will be put towards the funding of the purchase price for LifeStorage, LP.

The Company implemented a Dividend Reinvestment Plan in March 2013. The Company issued 151,246 and 171,854 shares under the plan in 2015 and 2014, respectively.

During 2015 and 2014, the Company did not acquire any shares of its common stock via the Share Repurchase Program authorized by the Board of Directors. From the inception of the Share Repurchase Program through December 31, 2015, the Company has reacquired a total of 1,171,886 shares pursuant to this program. From time to time, subject to market price and certain loan covenants, the Company may reacquire additional shares.

Future acquisitions, our expansion and enhancement program, and share repurchases are expected to be funded with draws on our line of credit, issuance of common and preferred stock, the issuance of unsecured term notes, sale of properties, and private placement solicitation of joint venture equity. Should the capital markets deteriorate, we may have to curtail acquisitions, our expansion and enhancement program, and share repurchases.

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual obligations:

	Payments due by period (in thousands)
Contractual obligations	Total	2016	2017-2018	2019-2020	2021 and thereafter
Line of credit	$79,000	—	—	$79,000	—
Term notes	750,000	$150,000	—	325,000	$275,000
Mortgages payable	1,993	$142	$311	351	1,189
Interest payments	130,857	23,315	41,727	36,595	29,220
Interest rate swap payments	15,343	4,612	5,776	4,955	—
Land lease	749	53	106	110	480
Expansion and enhancement contracts	15,368	15,368	—	—	—
Building leases	7,259	963	1,944	1,970	2,382
Self storage facility acquisitions	88,555	88,555	—	—	—

Total	$1,089,124	$283,008	$49,864	$447,981	$308,271

Interest payments include actual interest on fixed rate debt and estimated interest for floating-rate debt based on December 31, 2015 rates. Interest rate swap payments include estimated net settlements of swap liabilities based on forecasted variable rates.

At December 31, 2015, the Operating Partnership was under contract to acquire 12 self-storage facilities for cash consideration of approximately $88.6 million (net of property deposits of $5.8 million). Nine of the properties were acquired in January, February and May 2016 from unrelated parties for $67.1 million. The purchase of the remaining facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be acquired.

ACQUISITION OF PROPERTIES

In 2015, we acquired 27 self storage facilities comprising 2.0 million square feet in Arizona (1), Connecticut (2), Florida (6), Illinois (2), Massachusetts (1), New York (6), North Carolina (1), Pennsylvania (1), South Carolina (6) and Texas (1) for a total purchase price of $281.2 million. Based on the trailing financial information of the entities from which the properties were acquired, the weighted average capitalization rate was 5.3% on these purchases and ranged from 0% on recently constructed facilities to 6.4% on mature facilities. Four facilities acquired in Connecticut and New York in 2015 had been leased by the Operating Partnership since November 1, 2013 and the operating results of these four facilities have been included in the Operating Partnership’s operations since that date.

In 2014, we acquired 33 self storage facilities comprising 2.4 million square feet in Florida (4), Georgia (1), Illinois (3), Louisiana (1), Maine (2), Missouri (7), New Jersey (6), New York (1), Texas (6), Tennessee (1), and Virginia (1) for a total purchase price of $291.9 million. Based on the trailing financial information of the entities from which the properties were acquired, the weighted average capitalization rate was 5.5% on these purchases and ranged from 0% on recently constructed facilities to 7.4% on mature facilities. In 2013, we acquired 11 self storage facilities comprising 0.6 million square feet in Colorado (1), Connecticut (1), Florida (1), Massachusetts (1), New Jersey (2), New York (3), and Texas (2) for a total purchase price of $94.9 million. Based on the trailing financials of the entities from which the properties were acquired, the weighted average capitalization rate was 4.8% on these purchases and ranged from 2.3% to 6.5%. In addition to the properties acquired, in November 2013 the Operating Partnership entered into lease agreements with respect to four self storage facilities in New York (2) and Connecticut (2). Such leases had annual lease payments of $6 million with a provision for 4% annual increases, and an exclusive option to purchase the facilities for $120 million. We exercised our purchase option in November 2014 and completed the acquisition of these four properties in February 2015.

FUTURE ACQUISITION AND DEVELOPMENT PLANS

Our external growth strategy is to increase the number of facilities we own by acquiring suitable facilities in markets in which we already have operations, or to expand into new markets by acquiring several facilities at once in those new markets. We are actively pursuing acquisitions in 2016 and at December 31, 2015 we had 12 properties under contract to be purchased for $94.4 million. Nine of the properties were acquired in January, February and May 2016.

From January through June 13, 2016 the Operating Partnership entered contacts with unrelated parties to acquire 26 self-storage properties. Twenty five of the properties located in New Hampshire (5), California (9), Texas (4), Massachusetts (1), Connecticut (2) and New York (4) were acquired at various dates from January through May 2016. The purchase price was funded through draws on the Operating Partnership’s line of credit, which draws have been subsequently repaid through proceeds of the Company’s underwritten 2016 public offerings.

On May 19, 2016, the Operating Partnership announced that it entered into a definitive merger agreement to acquire LifeStorage, LP for a gross aggregate purchase price of approximately $1.3 billion, payable in cash. Upon completion of the acquisition, the Operating Partnership will own 84 LifeStorage stores with a purchase contract for three additional certificate of occupancy deals to be delivered late 2016 and early 2017.

In 2015, we added 256,000 square feet to existing Properties and converted 5,000 square feet to premium storage for a total cost of approximately $14.1 million. In 2015 we also installed solar panels on 5 buildings for a total cost of approximately $2.1 million. Although we do not expect to construct any new facilities in 2016, we do plan to complete approximately $40 million in expansions and enhancements to existing facilities of which $5.5 million was paid prior to December 31, 2015.

In 2015, the Operating Partnership spent approximately $23.6 million for recurring capitalized expenditures including roofing, paving, and office renovations. We expect to spend $19.4 million in 2016 on similar capital expenditures.

DISPOSITION OF PROPERTIES

During 2015, we sold three non-strategic storage facilities purchased during 2014 and 2015 in Missouri and South Carolina for net proceeds of approximately $4.6 million, resulting in a loss of approximately $0.5 million. During 2014, we sold two non-strategic storage facilities in Texas for net proceeds of approximately $11.0 million resulting in a gain of approximately $5.2 million. During 2013, we sold four non-strategic storage facilities in Florida, Ohio, and Virginia for net proceeds of approximately $11.7 million resulting in a gain of approximately $2.4 million.

On April 13, 2016, the Operating Partnership entered into a contract to sell eight self-storage facilities for a total sales price of $35.0 million. The sale of the facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be sold.

We may seek to sell additional Properties to third parties or joint venture partners in 2016.

OFF-BALANCE SHEET ARRANGEMENTS

Our off-balance sheet arrangements consist of our investment in three self storage joint ventures in which we have an 85%, 20% and 15% ownership, as well as our investment in the entity that owns the building that houses our corporate office in which we have a 49% ownership. We account for these real estate entities under the equity method. The debt held by the unconsolidated real estate entity is secured by the real estate owned by these entities, and is non-recourse to us. See Note 12 to our consolidated financial statements included in Exhibit 99.1 of this Form 8-K.

DISTRIBUTION REQUIREMENTS OF THE COMPANY AND

IMPACT ON THE OPERATING PARTNERSHIP

As a REIT, the Company is not required to pay federal income tax on income that it distributes to its shareholders, provided that the amount distributed is equal to at least 90% of its taxable income. These distributions must be made in the year to which they relate, or in the following year if declared before the Company files its federal income tax return, and if it is paid before the first regular dividend of the following year. The first distribution of 2016 may be applied toward the Company’s 2015 distribution requirement. The Company’s source of funds for such distributions is solely and directly from the Operating Partnership.

Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company’s Board of Directors to revoke its REIT election.

INTEREST RATE RISK

The primary market risk to which we believe we are exposed is interest rate risk, which may result from many factors, including government monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control.

We have entered into interest rate swap agreements in order to mitigate the effects of fluctuations in interest rates on our variable rate debt. Upon renewal or replacement of the credit facility, our total interest may change dependent on the terms we negotiate with the lenders; however, the LIBOR base rates have been contractually fixed on $325 million of our floating rate bank debt through the interest rate swap termination dates. Forward starting interest rate swaps are also used by the Operating Partnership to hedge the risk of changes in the interest-related cash outflows associated with the potential issuance of long-term debt. In 2015 we entered into a forward starting swap with a notional amount of $50 million to hedge the risk of changes in the interest-related cash outflows associated with the potential issuance of long-term debt in 2016. See Note 8 to our consolidated financial statements included in Exhibit 99.1 of this Form 8-K.

Through September 2018, $325 million of our $404 million of floating rate unsecured debt is on a fixed rate basis after taking into account our interest rate swap agreements. Based on our outstanding unsecured floating rate debt of $404 million at December 31, 2015, a 100 basis point increase in interest rates would have a $0.8 million effect on our interest expense. These amounts were determined by considering the impact of the hypothetical interest rates on our borrowing cost and our interest rate hedge agreements in effect on December 31, 2015. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, we would consider taking actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our capital structure.

INFLATION

We do not believe that inflation has had or will have a direct effect on our operations. Substantially all of the leases at the facilities are on a month-to-month basis which provides us with the opportunity to increase rental rates as each lease matures.

SEASONALITY

Our revenues typically have been higher in the third and fourth quarters, primarily because self-storage facilities tend to experience greater occupancy during the late spring, summer and early fall months due to the greater incidence of residential moves and college student activity during these periods. However, we believe that our customer mix, diverse geographic locations, rental structure and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, we do not expect seasonality to affect materially distributions to unitholders.